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                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                                FORM 15

      Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange
     Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange
                                                              Act of 1934

                                                   Commission File Number: 333-56081

                                                  Chase Mortgage Finance Corporation
                                        (Exact name of registrant as specified in its charter)

                                                          343 Thornall Street
                                                           Edison, NJ 08837
                                                            (732) 205-0600
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Chase Mortgage Finance Trust, Multi-Class Mortgage Pass-Through Certificates, Series 1998-S6
                                       (Title of each class of securities covered by this Form)

                                                            Not Applicable

           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d)
                                                              remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [   ]                          Rule 12h-3(b)(1)(ii)     [   ]
         Rule 12g-4(a)(1)(ii)  [   ]
         Rule 12g-4(a)(2)(i)   [   ]                          Rule 12h-3(b)(2)(i)      [   ]
         Rule 12g-4(a)(2)(ii)  [   ]                          Rule 12h-3(b)(2)(ii)     [   ]
         Rule 12h-3(b)(1)(i)   [ X ]                          Rule 15d-6               [   ]

         Approximate number of holders of record as of the certification or notice date: 37

         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934 Chase  Mortgage  Finance
Corporation  has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATED AS OF January 13, 1999                         BY: /s/Eileen A. Lindblom
                                                            ------------------
                                                     Name:  Eileen A. Lindblom
                                                     Title:    Vice President

Instruction:  This form is  required  by Rules  12g-4,  12h-3 and 15d-6 of the  General  Rules  and  Regulations
under the  Securities Exchange Act of 1934. The registrant  shall file with the  Commission  three copies of
Form 15, one of which shall be manually  signed. It may be signed by an  officer  of the  registrant,  by counsel  or by any other  duly  authorized  person.  The name and title of the person signing the form shall be typed or printed under the signature.

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